Exhibit 4.8

November 2011

Parties

HER MAJESTY THE QUEEN

(the Crown)

and

TELECOM CORPORATION OF NEW ZEALAND LIMITED

and

TELECOM NEW ZEALAND LIMITED

(TCNZ and TNZL)

TELECOMMUNICATIONS SERVICE

OBLIGATIONS (TSO) DEED FOR

LOCAL RESIDENTIAL TELEPHONE

SERVICE

Date: 8 NOVEMBER 2011

PARTIES

(1)	HER MAJESTY THE QUEEN in right of New Zealand acting by and through the Minister for Communications and Information Technology (“the Crown”)

(2)	TELECOM CORPORATION OF NEW ZEALAND LIMITED and TELECOM NEW ZEALAND LIMITED (together with their successors “TCNZ and TNZL”)

BY THIS DEED IT IS AGREED

Introduction

1	This Deed (together with the Chorus TSO Deed) replaces all of the provisions of the Telecommunications Service Obligation Deed for Local Residential Telephone Service dated 12 December 2001 between the Crown and TCNZ and TNZL as those provisions applied to the parties.

2	The parties record that:

2.1	they intend that this Deed shall be deemed to be a TSO instrument in accordance with the Act; and

2.2	this Deed is entered into as a consequence of the structural separation of TCNZ and its subsidiaries on 30 November 2011.

3	A number of detailed matters and certain definitions are included in the Schedule to this Deed. The Schedule is part of this Deed.

Obligations relating to Principles

4	Unless the Crown agrees in writing otherwise in any particular case or class of cases, and subject to the other terms and conditions of this Deed:

4.1	TCNZ and TNZL shall, and TCNZ shall ensure that those of its subsidiaries which from time to time provide in New Zealand local residential telephone service shall, observe Principles 1 to 4 in clause 5;

4.2	the business and powers of TCNZ and TNZL shall not be managed or exercised in a manner which is inconsistent with those Principles.

Principles

5	Subject to the other terms and conditions of this Deed, the following principles relating to the supply of local residential telephone service in New Zealand shall apply:

5.1	Principle 1 – A local free-calling option for local residential telephone service will be maintained for all Telecom residential customers. Telecom may, however, offer other optional packages (including on a geographical or customer segment basis and which include call and other charges) to those who wish to take them as an alternative.

5.2	Principle 2 – Telecom will charge no more than the standard residential rental for local residential telephone service. The pre-GST standard residential rental (as it was at 1 November 1989) will not be increased in real terms provided that the overall profitability of Telecom’s fixed business, as evidenced by audited accounts prepared for that business, is not or will not be unreasonably impaired. Telecom may selectively offer lower prices (including on a geographical or customer segment basis) if it wishes.

5.3	Principle 3 – The line rental for local residential telephone service for Telecom residential customers in rural areas will be no higher than the standard residential rental and Telecom will continue to make local residential telephone service as widely available as it was at 20 December 2001.

5.4	Principle 4 – Directory assistance is to be continued on the basis set out in the exchange of letters between the Crown and Telecom in 1997.

For the avoidance of doubt:

5.5	in this Deed, lines include cable and fixed wireless circuits;

5.6	Telecom may charge reconnection charges in accordance with Telecom’s usual terms and conditions to a person who applies to become a Telecom residential customer and whose physical premises (at which local residential telephone service is, or is to be, supplied) were connected to an existing residential line as at 20 December 2001;

5.7	Telecom has no obligation under this Deed to make available the equivalent of local residential telephone service to resellers of that equivalent service.

6	Telecom uses the access network owned and operated by Chorus. The parties agree that:

6.1	the obligations to be performed by Telecom under this Deed are to be read as excluding any obligations which Chorus has under the Chorus TSO Deed; and

6.2	any obligation to be performed by Telecom under this Deed does not apply if, and to the extent that, it cannot be performed because of a failure of Chorus to perform any of its obligations under the Chorus TSO Deed.

Telecom will use reasonable endeavours to procure Chorus to perform its obligations under the Chorus TSO Deed.

7	Telecom may use any method or any technology in providing the services it is obliged to provide in this Deed, provided that doing so does not place Telecom in breach of this Deed.

Unreasonable impairment of overall profitability

8	If Telecom considers that the overall profitability of Telecom’s fixed business has been, is being or will be unreasonably impaired in respect of Principle 2 and wishes to increase its standard residential rental to remove or avoid that unreasonable impairment, TCNZ and TNZL shall notify the Crown of the desire to increase the standard residential rental for this reason. Any such notice shall include:

8.1	the date of the proposed increase;

8.2	full details of the proposed increase;

8.3	information which Telecom considers justifies the proposed increase.

9	When considering its view on Telecom’s proposal, the Crown will give full and due consideration to projected forward looking profits of Telecom’s fixed business and the recovery and past recovery of a reasonable weighted average cost of capital for that business having regard to the matters in clause 12.

10	The Crown shall inform Telecom in writing of the Crown’s considered view on whether the proposed increase in the standard residential rental would be a breach in respect of Principle 2 no later than 65 working days after the date on which the Crown receives all information reasonably required to consider Telecom’s notice under clause 8. Telecom shall not increase the standard residential rental in excess of real terms pricing before the earlier of the date that the Crown informs Telecom in writing of the Crown’s view and the expiry of the 65 working day period. However, any such increase may take into account unreasonable impairment of profitability from (but not before) the commencement (“start date”) of the financial year of Telecom immediately preceding the financial year of Telecom in which the notice under clause 8 is given, as well as subsequent projected unreasonable impairment of profitability.

11	If the Crown considers that any such increase is, or would be, a breach in respect of Principle 2 it may take such legal proceedings against Telecom as the Crown considers appropriate. Likewise, Telecom may take such proceedings in respect of the matters referred to in clauses 5.2, 8 to 10, and 12 as Telecom considers appropriate.

12	The parties agree that in determining (including the Court determining) whether there is or would be a breach in respect of Principle 2, then as well as the evidence of the audited accounts prepared for Telecom’s fixed business, relevant factors include (without limitation):

12.1	the appropriateness of the methodology used in preparing such accounts, and application of that methodology;

12.2	the projections of forward looking profits for Telecom’s fixed business, the reasonableness of the assumptions made in deriving these projections, and the reasonableness of the period for which the projected recovery is sought; and

12.3	the projected recovery and past recovery of a reasonable weighted average cost of capital for Telecom’s fixed business from the start date referred to in clause 10.

13	Any increase in the standard residential rental which constitutes a breach in respect of Principle 2 is a material breach of this Deed by Telecom.

Further provision regarding standard residential rental

14	Nothing in this Deed will be construed as requiring Telecom to reduce the standard residential rental for a Telecom residential customer by reason of that customer taking local residential voice telephone service alone and not in combination with local residential dial up data service, or vice versa.

Local residential telephone service quality measures

15	The parties agree that there can be no guarantee that local residential telephone service will always be available or free of fault to every Telecom residential customer at all times. Telecom agrees that local residential telephone service shall meet the applicable local residential telephone service quality measures in Part II of the Schedule.

16	Telecom is to:

16.1	report to the Crown and (pursuant to the Act) the Commerce Commission at least annually on its performance against the local residential telephone service quality measures. Telecom may use proxy sampling methods in measuring such performance. The first report will be for the period on and from the commencement date to and including 30 June 2012;

16.2	disclose to the Crown and (pursuant to the Act) the Commerce Commission the methodology (including proxy sampling methods), the relevant calculations and reasonable supporting information for the relevant calculations;

16.3	have that methodology and its implementation audited for its appropriateness to achieve a sensible and pragmatic, but robust, analysis of performance against the local residential telephone service quality measures; and

16.4	disclose that audit report to the Crown and (pursuant to the Act) the Commerce Commission.

However, in connection with the local residential telephone service quality measures set out in clause 11.2 of the Schedule:

16.5	nothing in clause 16.1 shall apply;

16.6	where the Crown considers with good cause that there is or is likely to have been a breach of those local residential telephone service quality measures, Telecom will provide a report on its performance against those measures to the Crown, and clauses 16.2 to 16.4 shall apply in relation to that report (except that there shall be no obligations of disclosure to the Commerce Commission).

Commencement

17	This Deed comes into effect on the commencement date.

Review of Deed

18	Either party (“the first party”) may at any time after the commencement date give notice that it wishes to renegotiate any or all terms of this Deed.

19	On receipt of such notice by the other party, the parties shall follow a process:

19.1	for the first party to raise concerns which are to be given full and due consideration by the other party; and

19.2	to ensure a reasonable and considered dialogue on these concerns.

Process for approving new specified TSO retail services

20	Without limiting anything in clause 7, Telecom may provide a proposal to the Minister for a new service to become a new TSO retail service (“specified TSO retail service”) for Telecom residential customers (as an alternative to all or part of the local residential telephone service under this Deed).

21	After the proposal is approved by the Minister, the service description of, and/or the service quality measures related to, the specified TSO retail service will be added to this TSO Deed.

22	Telecom’s application for approval of the specified TSO retail service must include detailed information about the performance of the service over a reasonable trial period (which will be agreed between the parties). The information may include:

22.1	uptake figures;

22.2	churn statistics;

22.3	customer satisfaction surveys; and

22.4	fault and maintenance statistics;

over the trial period.

23	Before approving the new specified TSO retail service, the Minister must be satisfied that:

23.1	the service quality measures are acceptable and that the specified TSO retail service meets the proposed service quality measures; and

23.2	the Telecom residential customers would not be disadvantaged in migrating from the existing services under this Deed to the specified TSO retail service.

24	The Minister will consult with interested persons before approving a specified TSO retail service.

Termination

25	The Crown may terminate this Deed:

25.1	on 30 working days’ notice, if there is a material breach of a material obligation of the Deed by Telecom not capable of remedy;

25.2	if there is a material breach of a material obligation of the Deed by Telecom capable of remedy, (and is not of a type which has arisen on a repetitive basis in the past) by 30 working days’ notice to Telecom if such a breach has not been remedied by Telecom before 60 working days from the date of a notice given by the Crown to Telecom setting out details of the breach and requesting that it be remedied; or

25.3	on 30 working days’ notice, if Telecom fails to meet in a material way all or any of its material obligations under this Deed continuously for 50 working days as a result directly or indirectly of a force majeure event.

If:

25.4	this Deed ceases to be a deemed TSO instrument for any reason; or

25.5	the Chorus TSO Deed comes to an end for any reason;

this Deed shall come to an end.

26	The termination provisions under clause 25 are additional, and without prejudice, to any other right or remedy either party may have at law. Clauses 28, 29, 30 and this clause 26 shall survive termination of this Deed.

Information

27	TCNZ and TNZL shall provide the Crown with such information as the Crown may reasonably request:

27.1	in respect of any claim by Telecom that clause 6.1 or 6.2 applies;

27.2	to enable the Crown to give full and due consideration to the matters it must consider under clauses 9 and 10;

27.3	in respect of any claim by Telecom that clause 33 applies.

Confidential information

28	The Crown undertakes that it will:

28.1	not disclose, without the prior written consent of TCNZ and TNZL, any confidential information supplied to the Crown by Telecom in connection with this Deed to any person other than:

(a)	the Crown’s Ministers; and

(b)	officers, employees, contractors, agents and professional advisers of or to the Crown, each of whom is under an express or implied obligation of confidence;

directly concerned in the operation of this Deed, unless such information is:

(c)	publicly available at the time of receipt by the Crown or has since become publicly available other than by breach by the Crown of this clause;

(d)	required to be released under any applicable law or any Standing Orders of the House of Representatives; or

(e)	used by the Crown in legal proceedings in connection with this Deed.

Indemnity

29	In the event of the Crown bringing proceedings to enforce any of TCNZ’s and TNZL’s obligations under this Deed and having judgment ultimately awarded in its favour, TCNZ and TNZL shall indemnify the Crown against all the reasonable costs of that action on a solicitor and own client basis.

Enforceability

30	This Deed is not intended to create any obligations enforceable at the suit of any persons other than TCNZ and TNZL or the Crown.

No limit on enactments or rules of law

31	Nothing in this Deed shall limit, or require Telecom to contravene, any enactment or rule of law of mandatory application.

Amendment

32	Any amendment to this Deed must be in writing and signed by the parties.

Force majeure

33	Telecom shall not be liable to the Crown as a direct or indirect result of its failure to perform its obligations under this Deed by reason of an event or series of events of force majeure, being any cause or circumstance beyond Telecom’s reasonable control including, but not limited to, acts of God, riot, strikes, lock-outs, labour disputes, fires, war or flood.

34	If Telecom is unable to fulfil its obligations due to an event of force majeure it will immediately:

34.1	notify the Crown of the reasons for its failure to fulfil its obligations and the effect of such a failure; and

34.2	take all practicable steps that Telecom acting as a reasonable and prudent telecommunications service provider would take to avoid or remove the cause and perform its obligations, except that Telecom is not required to change the way it would otherwise deal with any strike, lock-out or labour dispute.

35	Unless otherwise agreed, during the continuance of an event of force majeure Telecom’s obligations under this Deed affected by force majeure shall be suspended to the extent that performance of those obligations is prevented and will resume as soon as possible after the cause or circumstance has ceased to have effect.

36	Where a force majeure event is also:

36.1	a specified matter beyond Telecom’s reasonable control, then clauses 25.3 and 34;

36.2	an outage in an access network which is unplanned, then clauses 25.3 and 34.1;

36.3	an outage in an access network which was planned, then clauses 25.3 and 34;

shall not apply with respect to that force majeure event.

37	Subject to clause 36, clauses 33 and 35 only apply to relieve Telecom from liability, and Telecom’s obligations under clause 35 are only suspended, if Telecom complies with clause 34.

Other TSO instrument costs

38	Subject to clause 39, nothing in this Deed shall prevent or limit Telecom from imposing a charge on persons to whom Telecom supplies services to recover Telecom’s costs and expenses in relation to a TSO instrument other than this TSO instrument (“other TSO instrument costs”).

39	Telecom may pass on to Telecom residential customers to whom local residential telephone service is provided under Principle 3, other TSO instrument costs:

39.1	properly referable, under the procedures carried out by the Commerce Commission as set out in the Act, to those Telecom residential customers; or

39.2	where the TSO instrument costs are not, or cannot be, properly referable under those procedures to those residential customers, in the proportion that the revenues derived by Telecom from those residential customers bears to the revenues derived from Telecom’s New Zealand customer base.

No waiver

40	Except where a party has signed an express written waiver of a right or power under this Deed, no failure to exercise a right or power under this Deed prevents, or shall be construed as prejudicing, the exercise of that or any right or power on that or any other occasion. A written waiver applies only to the right or power and on the occasion specified in it.

TSO cost calculation

41	Notwithstanding anything in the Act, Telecom will not invoke the procedure for the preparation of a TSO cost calculation determination in relation to the deemed TSO instrument comprised in this Deed.

Specific performance

42	The parties acknowledge that:

42.1	damages are unlikely to be an adequate remedy for a breach of TCNZ’s and TNZL’s obligations under this Deed;

42.2	specific performance may be the most appropriate enforcement remedy; and accordingly,

42.3	TCNZ and TNZL will not oppose any application by the Crown for specific performance in the event of an alleged breach of this Deed by TCNZ and TNZL on the grounds that damages would be an adequate remedy.

Notices

43	Any notice required to be given to a party under the provisions of this Deed shall be in writing and shall be deemed to have been given:

43.1	as soon as the same is personally delivered to the address set out below (or such other address as a party may notify to the other by notice); or

43.2	two working days following the posting of the same by prepaid registered mail to such address.

The Crown

The Minister for Communications and Information Technology

PARLIAMENT BUILDINGS

TCNZ

Telecom Corporation of New Zealand Limited

Level 2, Telecom Place

167 Victoria Street West

Auckland 1142

Attention: Group Company Secretary

TNZL

Telecom New Zealand Limited

Level 2, Telecom Place

167 Victoria Street West

Auckland 1142

Attention: Group Company Secretary

EXECUTION

Signed for and on behalf of HER MAJESTY THE QUEEN by the Minister for Communications and Information Technology

in the presence of:

/s/ Joseph Connell
Witness’ signature

Joseph Connell

Witness’ name

Private Secretary

Witness’ occupation

CI – Parliament Buildings
Witness’ address

Signed by TELECOM CORPORATION OF NEW ZEALAND LIMITED

/s/ WAYNE BOYD
Director WAYNE BOYD

/s/ PAUL REYNOLDS
Director PAUL REYNOLDS

Signed by TELECOM NEW ZEALAND
LIMITED

/s/ TRISTAN GILBERTSON
Director TRISTAN GILBERTSON

/s/ SARAH MILLER
Director SARAH MILLER

SCHEDULE

PART I – SERVICE DEFINITIONS

Local residential telephone service

1	“Local residential telephone service” means:

1.1	local residential voice telephone service; and

1.2	local residential dial up data service.

Local residential voice telephone service

2	“Local residential voice telephone service” means (subject to clause 3 of this Schedule) the services set out in clauses 2.1 to 2.5 of this Schedule provided by Telecom to a Telecom residential customer in accordance with Telecom’s usual terms and conditions:

2.1	local free-calling for standard calls for voice which are dialled by the Telecom residential customer to a local number and which:

(a)	originate from the demarcation point at the physical premises of a Telecom residential customer; and

(b)	terminate at the demarcation point of other physical premises;

where the points described in each of clauses 2.1(a) and 2.1(b) of this Schedule are in the same Telecom local calling area;

2.2	a single standard listing of the Telecom residential customer’s local telephone number in The Telephone Book;

2.3	one residential line;

2.4	the offer of free residential directory assistance on the primary residential line to the Telecom residential customer if, through physical or print disability or sight impairment, the customer has difficulty in using the ordinary telephone directory, provided that the customer provides satisfactory medical or other documentation from a recognised expert or a recognised society of which the customer is a member; and

2.5	free genuine standard calls for voice to emergency service centres which are dialled by the Telecom residential customer to 111.

3	“Local residential voice telephone service” does not include:

3.1	local residential dial up data service;

3.2	any calls or services described in clause 9.2 of this Schedule; and

3.3	the calls and services set out in clauses 3.3(a) to (f) of this Schedule (including any new or improved calls and services that are similar to, equivalent to, or that have characteristics closely related to those calls and services):

(a)	national and international toll calls;

(b)	calls to or from telephones or devices connected to cellular, mobile radio, paging and other non-PSTN networks;

(c)	enhanced PSTN services (such as messaging and Smartphone services) and the calls enabling those services;

(d)	special telephone services (such as audio-conferences and called line busy tests) and the calls enabling those services;

(e)	value added services (such as 0900 service and Home 0800 service) and the calls enabling those services;

(f)	interconnect origination services and the calls enabling those services (on the grounds that interconnect services and calls are covered by pricing arrangements between Telecom and carriers).

Local residential dial up data service

4	“Local residential dial up data service” means the services set out in clauses 4.1 and 4.2 of this Schedule:

4.1	local free-calling for standard facsimile calls; and

4.2	local free-calling for standard Internet calls.

Standard facsimile calls

5	“Standard facsimile calls” means (subject to clause 6 of this Schedule) standard calls for facsimile provided by Telecom to Telecom residential customers in accordance with Telecom’s usual terms and conditions:

5.1	which are dialled by the Telecom residential customer to a local number;

5.2	which:

(a)	originate from the demarcation point at the physical premises of a Telecom residential customer; and

(b)	terminate at the demarcation point of other physical premises;

where the points described in each of clauses 5.2(a) and 5.2(b) of this Schedule are in the same Telecom local calling area;

5.3	which are for the exclusive purpose of facsimile services as were generally available to Telecom residential customers immediately before 20 December 2001; and

5.4	which:

(a)	use standard facsimile apparatus; and

(b)	employ the procedures for facsimile document transmission;

generally available to Telecom residential customers immediately before 20 December 2001.

6	“Standard facsimile calls” do not include:

6.1	standard Internet calls;

6.2	any calls and services described in clauses 2.1 to 2.5 of this Schedule and clause 9.2 of this Schedule; and

6.3	any calls and services described in clause 3.3 of this Schedule.

Standard Internet calls

7	“Standard Internet calls” means (subject to clause 9 of this Schedule) standard calls provided by Telecom to Telecom residential customers in accordance with Telecom’s usual terms and conditions:

7.1	which:

(a)	originate from the demarcation point at the physical premises of a Telecom residential customer; and

(b)	terminate at a point;

where the points described in each of clauses 7.1(a) and (b) of this Schedule are in the same Telecom local calling area;

7.2	which are dialled by a Telecom residential customer to:

(a)	a number in a number range specifically designated by Telecom under clause 8 of this Schedule; or

(b)	if Telecom has not specifically designated a number or numbers in a number range or ranges under clause 8 of this Schedule, any local number; and

7.3	which are for the exclusive purpose of connecting Telecom residential customers to an ISP to access the Internet to use Internet services of the type which were generally available to Telecom residential customers immediately before 20 December 2001 (“existing Internet services”) and, on or after 20 December 2001, Internet services of a type similar to or equivalent to, the existing Internet services.

8	Telecom (and not any other person) may specifically designate from time to time a number or numbers in a number range or ranges for standard Internet calls for the purposes of this clause 8 of this Schedule. During the period of such designation, the number or numbers must be either used by an ISP in the Telecom PSTN for the purpose set out in clause 7.3 of this Schedule or used by a carrier itself, or by an ISP using the carrier’s services, for that purpose. In the event that Telecom has specifically designated a number or numbers in a number range or ranges under this clause 8 of this Schedule:

8.1	Telecom shall maintain in each Telecom local calling area a specifically designated number range for the purposes of this clause 8 of this Schedule; and

8.2	Telecom may charge for standard Internet calls to numbers in other number ranges.

9	“Standard Internet calls” do not include:

9.1	any of the calls and services described in clauses 2.1 to 2.5 and 5 of this Schedule;

9.2	subject to clause 10 of this Schedule, the services set out in clauses 9.2(a) to (j) of this Schedule or the calls enabling those services:

(a)	games based server services accessed through an Internet based protocol;

(b)	eftpos and related services;

(c)	interactive television services;

(d)	data services of a speed that requires a frequency bandwidth greater than that required by standard calls (including xDSL and frame relay);

(e)	ISDN services;

(f)	voice over Internet services (and voice over Internet protocol services);

(g)	text and voice messaging services;

(h)	video services;

(i)	interconnect services (on the grounds that interconnect services are covered by pricing arrangements between Telecom and carriers);

(j)	services which depend upon Internet capability which was not generally available or in common use as at 20 December 2001; and

9.3	any calls and services described in clause 3.3 of this Schedule.

10	The exclusions set out in clause 9.2 of this Schedule shall not remove the Telecom residential customer’s ability to access the Internet for the use of Internet services.

PART II – SERVICE QUALITY MEASURES

Local residential telephone service quality measures

11	The local residential telephone service quality measures agreed between the Crown and Telecom and referred to in this Deed are as follows:

11.1	Line connect speed capacity for standard Internet calls

The measures (which apply for standard Internet calls) are:

(a)	95% of all existing residential lines meet the 14.4 kps connect speed;

(b)	99% of all existing residential lines meet the 9.6 kps connect speed.

For the purposes of assessing Telecom’s performance against these measures:

(c)	an inability for an existing residential line to reach the kps connect speed measure arising from an event of force majeure or a specified matter beyond Telecom’s reasonable control is to be disregarded;

(d)	the measurement will consist of the application of a calibrated model to the installed local access plant records held by Telecom.

11.2	Additional connect speed measures

In addition, in any event, connect speed will be generally maintained to the normally achievable connect speed of:

(a)	in the case of existing residential lines, existing residential lines as at 20 December 2001; and

(b)	in the case of existing residential lines that are altered or replaced by Telecom (“altered lines”), such altered lines as at the date of such alteration or replacement, as applicable.

In meeting its obligation, Telecom is only obliged to act as a reasonable and prudent telecommunications service provider with:

(c)	comparable network characteristics;

(d)	a comparable physical and legal environment; and

(e)	comparable telecommunications service obligations,

would act.

In assessing whether these measures under this clause 11.2 of this Schedule are being met, the following matters will be taken into account:

(f)	whether the lines are being maintained to a standard consistent with then applicable internationally acceptable norms;

(g)	whether lines are being altered or replaced in a way that reflects the efficient management and evolution of the access network and associated services;

(h)	the range of capabilities of dial up Internet service data modems generally available and in use at 20 December 2001; and

(i)	that events of force majeure and specified matters beyond Telecom’s reasonable control which impact on connect speed will be disregarded.

For the avoidance of doubt, nothing in clause 11.2 of this Schedule guarantees that the connect speed of any particular existing residential line will be maintained at:

(j)	the normally achievable connect speed of other existing residential lines; or

(k)	the connect speed that applied to that line at 20 December 2001.

11.3	Unsuccessful standard residential call attempts that under normal conditions cannot terminate as a percentage of total standard residential call attempts.

The measures are:

(a)	not in excess of a 1% average for non-NSBC linked call attempts; and

(b)	not in excess of a 2.5% average for NSBC linked call attempts;

computed nationally (subject to clause 11.9) on a yearly basis for each year ended on 30 June.

For the purposes of assessing Telecom’s performance against these measures, unsuccessful call attempts arising from:

(c)	an event of force majeure or a specified matter beyond Telecom’s reasonable control; or

(d)	an outage in an access network;

are to be disregarded.

11.4	Unsuccessful standard Internet call attempts that under normal conditions cannot terminate as a percentage of total standard Internet call attempts.

The measures are:

(a)	not in excess of a 1% average for non-NSBC linked call attempts; and

(b)	not in excess of a 2.5% average for NSBC linked call attempts;

computed nationally (subject to clause 11.9) on a yearly basis for each year ended on 30 June.

For the purpose of assessing Telecom’s performance against these measures, unsuccessful call attempts that cannot terminate arising from:

(c)	an event of force majeure or a specified matter beyond Telecom’s reasonable control; or

(d)	an outage in an access network;

are to be disregarded.

11.5	Whole minutes of Telecom complete switch downtime for standard residential calls.

The measure is that the number of minutes of Telecom complete switch downtime for standard residential calls is no more than an average of 50 minutes per existing residential line per annum, computed (subject to clause 11.9) on a yearly basis for each year ended on 30 June.

For the purposes of assessing Telecom’s performance against this measure:

(a)	outages, including those arising from loss of links to remote line units due to bearer failure, are to be treated as complete switch downtime (except where (b)(i), (ii) or (iii) below apply);

(b)	the following are to be disregarded:

(i)	downtime arising from an event of force majeure or a specified matter beyond Telecom’s reasonable control;

(ii)	downtime arising from an outage in an access network; and

(iii)	partial outages (for example, failure of a part of the exchange or failure of some calls routed via the exchange);

(c)	the assessment is weighted by the number of lines affected so as to give an average national measure;

(d)	exchanges that switch only toll and international calls will not be included in the assessment.

11.6	111 calls that under normal conditions are answered by the 111 National Service Centre within 15 seconds.

The measure is greater than 85% of calls answered within 15 seconds, computed (subject to clause 11.9) on a yearly basis for each year ended on 30 June.

For the purpose of assessing Telecom’s performance against this measure, calls that are not answered within 15 seconds as a result of the effects of:

(a)	an event of force majeure or a specified matter beyond Telecom’s reasonable control; or

(b)	an outage in an access network;

are to be disregarded.

11.7	Whole minutes of complete 111 National Service Centre downtime that arise from reconfigurations in Telecom’s network.

The measure is no more than 120 minutes per annum, computed on a two year rolling average basis for each year ended on 30 June. For the first computation, data from the first year after 30 June 2012 and the year prior to 30 June 2012 will be used to calculate the two year rolling average.

For the purposes of assessing Telecom’s performance against this measure, downtime as a result of the effects of an event of force majeure or a specified matter beyond Telecom’s reasonable control is to be disregarded.

11.8	Whole minutes of complete 111 National Service Centre downtime that do not arise from reconfigurations in Telecom’s network.

During the first two years from the commencement date, Telecom will collect data regarding 111 National Service Centre downtime that does not arise from reconfigurations in Telecom’s network. Telecom will provide the Crown with a summary of this information. The parties will use this information with the aim of establishing a residential telephone service quality measure for whole minutes of complete 111 National Service Centre downtime that do not arise from reconfigurations in Telecom’s network, which is to apply from the second anniversary of the commencement date.

11.9	Computations in the first year.

For the purposes of the computations referred to in clauses 11.1, 11.3, 11.4, 11.5 and 11.6, the following will apply:

(a)	performance against the service quality measures for the first year will first be assessed for the period on and from 1 December 2011 to and including 30 June 2012;

(b)	should Telecom’s performance meet or exceed a service quality measure computed for the period set out in clause 11.9(a), then Telecom will be deemed to have met that service quality measure for the year ended 30 June 2012;

(c)	should Telecom’s performance breach a service quality measure computed for the period set out in clause 11.9(a), then the following will apply:

(i)	Telecom’s performance against that measure will be computed again, but this time in respect of the year from and including 1 December 2011 to and including 30 November 2012;

(ii)	should Telecom’s performance meet or exceed the service quality measure computed for the period set out in clause 11.9(c)(i), Telecom will be deemed to have met that service quality measure for year ended 30 June 2012;

(iii)	should Telecom’s performance breach the service quality measure computed for the period set out in clause 11.9(c)(i), Telecom will be deemed to have breached that service quality measure for the year ended 30 June 2012.

PART III – INTERPRETATION

Real price calculations

12	Real price calculations under Principle 2 will be made using the Consumer Price Index (for all groups as defined at 1 November 1989) as deflator. The standard residential rental as at 1 November 1989 (pre-GST) was $27.80 per month.

Other definitions

13	In this Deed, except where the context otherwise requires:

13.1	Act means the Telecommunications Act 2001;

13.2	as widely available as it was at 20 December 2001 means available to any person:

(a)	who is, or applies to become, a Telecom residential customer; and

(b)	whose physical premises (at which local residential telephone service is, or is to be, supplied) were connected to an existing residential line as at 20 December 2001;

13.3	Chorus means, at any time, Chorus Limited and those of its subsidiaries which supply in New Zealand TSO network service under the Chorus TSO Deed and, if the case or use requires, includes a reference to Chorus Limited or any such subsidiary alone or in any combination;

13.4	Chorus TSO Deed means the Telecommunications Service Obligations Deed between the Crown and CL and CNZL, which is entered into simultaneously with this Deed;

13.5	CL and CNZL means Chorus Limited and Chorus New Zealand Limited;

13.6	commencement date means 1 December 2011;

13.7	confidential information means all information which is confidential, proprietary or commercially sensitive to Telecom;

13.8	connect speed means the data speed a standard modem and standard associated software train to when the Telecom residential customer first connects via a dial up connection to an ISP, as measured from the demarcation point at the physical premises of the Telecom residential customer to the point at which the call terminates;

13.9	dialled means dialled up, and to avoid doubt, does not mean accessed through a permanent or dedicated connection;

13.10	exchange of letters between the Crown and Telecom in 1997 means:

(a)	the letter dated 12 August 1997 from Telecom to the Crown; and

(b)	the letter dated 1 October 1997 from the Crown to Telecom;

which are annexed to this Schedule for ease of reference;

13.11	existing residential line means a Telecom residential line (not being a party line or second line) which at 20 December 2001 was an active connection;

13.12	IPNet means the Telecom network known as “IPNet”;

13.13	ISP means Internet service provider;

13.14	kps means kilobits per second;

13.15	line means a line connecting the Telecom residential customer’s physical premises to the Telecom PSTN;

13.16	NSBC means non-switch based concentrator;

13.17	NSBC linked means where the line is connected to an initial telephone service concentration stage which then connects the user to a trunked line on a telephone exchange, as opposed to a line directly connected to a remote telephone exchange that then extends dial tone back to the user. This includes:

(a)	multi-access radio systems and concentrators;

but excludes:

(b)	the remote line unit that is part of the switched network;

13.18	outage in an access network means:

(a)	a planned outage in an access network made by Telecom acting as a reasonable and prudent telecommunications service provider; or

(b)	an unplanned outage in an access network beyond Telecom’s reasonable control;

13.19	parties means TCNZ and TNZL (together), and the Crown; and party means TCNZ and TNZL (together), or the Crown (as the context requires);

13.20	service includes part of a service;

13.21	specified matter beyond Telecom’s reasonable control means any isolated matter of the following kind (whether or not constituting an event of force majeure):

(a)	a matter for which a third party carrier or ISP is responsible such as impairment of the third party carrier’s network or a failure by the carrier to connect a call that is handed over by Telecom to the network of that other carrier;

(b)	an abnormal traffic condition caused by a third party, such as abnormally high calling volumes generated by radio or television promotions;

(c)	an adverse effect from electromagnetic interference from a third party source (such as interference from electric fences), house wiring or customer premises equipment (such as computers and computer modems); or

(d)	a breach or likely breach by a third party carrier or ISP of any agreement or arrangement with Telecom, or any failure to reach such an agreement or arrangement, which relates directly or indirectly to local residential telephone service and in respect of which Telecom suspends, restricts or refuses to supply services to the third party;

13.22	standard call is a dialled, switched communications service connection between two points lasting for the duration of the call, requiring an analogue transmission bandwidth of no greater than 3.1 kHz;

13.23	standard residential calls means standard voice calls, standard facsimile calls and standard Internet calls;

13.24	standard residential rental means the standard residential rental as it was at 1 November 1989 ($27.80 pre-GST) as adjusted pre-GST from time to time after that date in accordance with:

(a)	the predecessor provisions to clause 5.2 of the Deed under TCNZ’s Articles of Association and TCNZ’s constitution;

(b)	clause 7.2 of the Telecommunications Service Obligation Deed for Local Residential Telephone Service dated 12 December 2001 as that provision applied to the parties; and

(c)	on and from the commencement date, clause 5.2;

13.25	standard voice call means a call described in clause 2.1 of this Schedule provided by Telecom to Telecom residential customers in accordance with Telecom’s usual terms and conditions, and not including any of the calls and services described in clause 3 of this Schedule;

13.26	TCNZ means Telecom Corporation of New Zealand Limited;

13.27	Telecom means, at any time, TCNZ and those of its subsidiaries which supply in New Zealand local residential telephone service and, if the case or use requires, includes a reference to TCNZ or any such subsidiary alone or in any combination;

13.28	Telecom acting as a reasonable and prudent telecommunications service provider means Telecom acting in the same way as a reasonable and prudent telecommunications service provider with:

(a)	comparable network characteristics;

(b)	a comparable physical and legal environment; and

(c)	comparable telecommunications service obligations;

would act:

13.29	Telecom local calling area means a Telecom local calling area as described in Telecom Call Charging and Network Numbering document as at 20 December 2001;

13.30	Telecom PSTN means the part of the Telecom network over which local standard residential calls are provided by Telecom;

13.31	Telecom residential customer is a Telecom customer with a residential line taking local residential telephone service in accordance with Telecom’s usual terms and conditions;

13.32	Telecom’s fixed business means Telecom’s New Zealand fixed business including local access and calling, national and international tolls, data services, and value added services associated with the foregoing (but excluding businesses such as the International, off-shore, information services (for example, Xtra) and Mobile, Paging and Payphones businesses);

13.33	terminate means:

(a)	in the case of standard voice calls and standard facsimile calls, terminate at the demarcation point of other physical premises;

(b)	in the case of standard Internet calls to access IPNet, terminate at a point immediately before the IPNet port;

(c)	in the case of any other standard Internet calls, terminate at the demarcation point between the Telecom PSTN and the physical premises or fixed line of the ISP, or as the case may be, at the handover point between the Telecom PSTN and the network of another carrier (not being a cellular, mobile radio, paging or other non-fixed PSTN network);

13.34	TNZL means Telecom New Zealand Limited;

13.35	unsuccessful in relation to a call attempt, means the call attempt is rejected solely as a result of a lack of Telecom network resources;

13.36	working day means a day other than a Saturday, a Sunday, or a statutory holiday in Wellington.

Interpretation

14	The headings, except to the body of clause 11 of this Schedule, are for convenience only and do not form part of this Deed.

15	References to clause numbers in this Deed are to clause numbers in the Deed (not including this Schedule), unless otherwise specified.

16	The singular includes the plural, and vice versa.